EXHIBIT 21
                                  Subsidiaries

Name                                      Jurisdiction    Trade Name of Organization
-----------------------------------  -------------------- --------------------------------

American Caresource Holdings, Inc.          Delaware      American Caresource

Patient Infosystems Canada, Inc.        Ontario, Canada   Patient Infosystems Canada, Inc.